AMENDMENT NO. 1 TO THE

MARKETING SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO THE MARKETING SERVICES AGREEMENT (this “Amendment No. 1”), is entered into as of February 3, 2015, by and between Products for Doctors, Inc., a California corporation (“Consultant”) and Mesa Pharmacy, Inc., a California corporation (“Client”) to amend Section 1.1 of the Marketing Services Agreement dated January 23, 2015 (the “Agreement”). All defined terms not defined herein shall have the meanings as ascribed to them in Agreement.

RECITALS

WHEREAS, the parties entered into the Agreement in which Consultant shall provide certain services to the Client;

WHEREAS, the Parties desire to amend Section 1.1 of the Agreement, and to leave all other terms and conditions as set forth in the Agreement in full force and effect;

NOW, THEREFORE, in consideration of the mutual promises and agreements, provisions, covenants, representations and warranties herein contained, the Parties hereto hereby agree as follows:

1.1 Marketing Services. Consultant will provide the following marketing services for the benefit of the Client (the “Services);

a)	Consultations with Client on the preparation of marketing materials (“Marketing Materials”), which will include descriptions of the compounded medication offerings of Client (“Products”), Client’s general business operations, health plan and payor arrangements, contact information and other information provided by Client necessary to provide a profile that Consultant deems satisfactory to use in connection with the other Services to be provided.

b)	Direct marketing to physicians who may elect to prescribe Products to their patients (“Prospects”).

c)	Account onboarding to include training, education and the establishing of pharmacy approved protocols;

d)	Account support to include an on-site technician to assist large providers along with management support where needed;

e)	Reports of marketing, training and support activities as needed;

f)	Assist pharmacy in resolving issues or complaints;

g)	Research to identify opportunities in the pharmacy market area;

h)	Marketing to physicians, physician groups, clinics, health care facilities and other health care providers;

i)	Promotion of products at conferences and seminars;

j)	Market research to identify opportunities for marketing the Products to Prospects.

k)	Consultations with Client on new product opportunities and product development.

l)	Promotion of Client and the Products at conferences and seminars attended by Prospects.

m)	Periodic reports of marketing activities, including numbers of meetings and contacts with Prospects and appearances at conferences and meetings.

The Services shall be provided in a professional fashion, consistent with prevailing industry standards. Consultant shall devote such time and effort to providing the Services as is reasonably necessary to comply with the terms of this Agreement; provided that Consultant shall determine the time allocated to providing the Services and the manner in which the Services are provided.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first above written.

CLIENT:
Mesa Pharmacy, Inc.

By:	/s/ Edward Kurtz
Name:	Edward Kurtz
Its:	Chief Executive Officer

CONSULTANT:
Products for Doctors, Inc.

By:	/s/ Richard Valenta
Name:	Richard Valenta
Its:	Chief Financial Officer